Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

SYMBOTIC INC.

The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware (as amended, the “DGCL”), certifies as follows:

ARTICLE I.

NAME

Section 1.01 The name of the corporation is Symbotic Inc. (the “Corporation”).

ARTICLE II.

REGISTERED OFFICE AND AGENT

Section 2.01 The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III.

PURPOSE

Section 3.01 The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV.

CAPITAL STOCK

Section 4.01 The total number of shares of capital stock which the Corporation shall have authority to issue is 4,508,000,000 shares, each with a par value of $0.0001 per share, consisting of: (a) a class of 4,458,000,000 shares designated as common stock, of which (i) 3,000,000,000 shares shall be a series designated as Class A Common Stock (the “Class A Common Stock”), (ii) 1,000,000,000 shares shall be a series designated as Class V-1 Common Stock (the “Class V-1 Common Stock”), (iii) 450,000,000 shares shall be a series designated as Class V-3 Common Stock (the “Class V-3 Common Stock”) and (iv) 8,000,000 shares shall be a series designated as Class B Common Stock (the “Class B Common Stock” and, together with the Class A Common Stock, Class V-1 Common Stock and Class V-3 Common Stock, the “Common Stock”); and (b) a class of 50,000,000 shares designated as preferred stock (the “Preferred Stock”).

Section 4.02 Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or series of the Common Stock or the Preferred Stock may be increased or decreased, in each case, by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of the first sentence of Section 242(b)(2) of the DGCL entitling holders of the outstanding shares of a class to vote as a class, and no vote of the holders of any class or series of the Common Stock or the Preferred Stock voting separately as a class will be required therefor; provided that the number of authorized shares of any particular class or series may not be decreased below the number of shares of such class then outstanding, plus:

(a) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the exchange of all outstanding shares of Class V-1 Common Stock and Class V-3 Common Stock, together with the corresponding Common Unit of Symbotic Holdings LLC (as defined in, and with such rights, powers and preferences as designated in, the Second Amended and Restated Limited Liability Company Agreement of Symbotic Holdings LLC (such agreement, as may be amended or otherwise modified from time to time in accordance with the terms thereof, the “LLC Agreement,” and such common units, “Opco Common Units”)), pursuant to the LLC Agreement and (y) the exercise of options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock outstanding or reserved for issuance under any equity-based compensation plan of the Corporation or its subsidiaries;

(b) in the case of Class V-1 Common Stock, the number of shares of Class V-1 Common Stock issuable in connection with (x) the conversion of all outstanding shares of Class V-3 Common Stock into shares of Class V-1 Common Stock pursuant to Article V and (y) the exercise of options, warrants, exchange rights, conversion rights or similar rights for Class V-1 Common Stock outstanding or reserved for issuance under any equity-based compensation plan of the Corporation or its subsidiaries; and

(c) in the case of Class V-3 Common Stock, the number of shares of Class V-3 Common Stock issuable in connection with the exercise of options, warrants, exchange rights, conversion rights or similar rights for Class V-3 Common Stock outstanding or reserved for issuance under any equity-based compensation plan of the Corporation or its subsidiaries.

Section 4.03 The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

(a) Common Stock.

(i) General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

(ii) Voting.

(A) Except as otherwise provided herein or in any Certificate of Designation or expressly required by law, the holders of the shares of Common Stock, as such, shall exclusively possess all voting power with respect to the Corporation and, at any annual or special meeting of the stockholders of the Corporation, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(B) Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and (1) each holder of Class A Common Stock or Class B Common Stock shall be entitled to one vote for each share of Class A Common Stock or Class B Common Stock, respectively, held of record by such holder, (2) each holder of Class V-1 Common Stock shall be entitled to one vote for each share of Class V-1 Common Stock held of record by such holder and (3) each holder of Class V-3 Common Stock shall be entitled to three votes for each share of Class V-3 Common Stock held of record by such holder, in each case, as of the record date for determining stockholders entitled to vote on such matter.

(C) Except as otherwise provided herein or expressly required by law, the holders of Common Stock, as such, will vote together as a single class on all matters (or, if any holders of any series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such series of Preferred Stock). Notwithstanding anything to the contrary set forth in this certificate of incorporation (as may be amended, restated, amended and restated or otherwise modified from time to time in accordance with its terms, this “Certificate of Incorporation”), the holders of the outstanding shares of any series of Common Stock shall be entitled to vote as a separate class upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would adversely alter or change the powers, preferences or special rights of such series of Common Stock.

(D) Except as expressly required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

(iii) Dividends; Stock Splits or Combinations

(A) Subject to the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Class A Common Stock and Class B Common Stock, as such, shall be entitled to the payment of dividends and other distributions of cash, stock or property on the Class A Common Stock and Class B Common Stock, respectively, when, as and if declared by the Board of Directors in accordance with law.

(B) Except as provided in Section 4.03(a)(iii)(C) with respect to stock dividends, dividends of cash or property may not be declared or paid on shares of Class V-1 Common Stock or Class V-3 Common Stock.

(C) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any series of Common Stock (each, a “Stock Adjustment”) unless (1) a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (2) the applicable Stock Adjustment has been reflected in the same economically equivalent manner on all Opco Common Units. Stock dividends with respect to each series of Common Stock may only be paid with shares of stock of the same series of Common Stock.

(iv) Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Class A Common Stock pro rata in accordance with the number of shares of Class A Common Stock and Class B Common Stock held by each such holder. Without limiting the rights of the holders of Class V-1 Common Stock and Class V-3 Common Stock to exchange their shares of Class V-1 Common Stock and Class V-3 Common Stock, respectively, together with the corresponding Opco Common Units, for shares of Class A Common Stock pursuant to the LLC Agreement, the holders of shares of Class V-1 Common Stock and Class V-3 Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(v) Automatic Conversion of Class B Common Stock at Effective Time. At the Effective Time (as defined in the Business Combination Agreement (as defined below)), each share of Class B Common Stock outstanding immediately prior to the Effective Time shall automatically, without any further action, convert into one share of Class A Common Stock. Following such conversion, the reissuance of shares of Class B Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Office of the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to Class B Common Stock in this Certificate of Incorporation shall be eliminated. Any stock certificate that, immediately prior to the Effective Time, represented shares of Class B Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Class A Common Stock into which such former shares of Class B Common Stock have been converted pursuant to the first sentence of this Section 4.03(a)(v). As used herein, the “Business Combination Agreement” means that certain Agreement and Plan of Merger, dated as of December 12, 2021, by and among the Warehouse Technologies LLC, the Corporation, Symbotic Holdings LLC and Saturn Acquisition (DE) Corp., as the same may be amended, supplemented or otherwise modified from time to time.

(b) Preferred Stock.

(i) Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as provided herein.

(ii) Authority is hereby expressly granted to the Board of Directors from time to time to create and issue the Preferred Stock in one or more series, and in connection with the creation and issuance of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing provisions of this Section 4.03, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

Section 4.04 Paired Common Stock.

(a) Definitions. For purposes of this Section 4.04:

(i) “Independent Directors” means members of the Board of Directors who are not officers or otherwise employees of the Corporation or its subsidiaries (provided that a director shall not be considered an officer or employee of the Corporation solely due to such director’s position as a member of the Board of Directors or the board of directors or similar governing body of one or more subsidiaries of the Corporation, nor shall the position of “Chairperson” or similar title of the Board of Directors be construed as an officer position for purposes of this Section 4.04, regardless if designated as such in the Bylaws (as defined below)).

(ii) “Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Change of Control (as defined in the LLC Agreement).

(iii) “Paired Common Stock” means Class V-1 Common Stock and Class V-3 Common Stock, shares of each of which, as further described in the LLC Agreement, correspond to Opco Common Units.

(iv) “Transfer” means, with respect to Paired Common Stock, any direct or indirect transfer (including, for the avoidance of doubt, pursuant to the division of a limited liability company, limited partnership or other entity), sale, assignment, pledge, lease, redemption, hypothecation, mortgage, gift, creation of security interest, lien or trust (voting or otherwise) or other encumbrance, or other disposition of any Paired Common Stock; provided, however, that notwithstanding anything to the contrary herein, the following shall not be considered a “Transfer”: (A) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders; (B) entering into a voting agreement that provides for the grant of a voting proxy to the Chief Executive Officer of the Corporation; (C) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, in each case as amended (the “Exchange Act”), with a broker or other nominee where the holder entering into the plan retains Voting Control over the shares (provided, however, that a Transfer of such shares of Paired Common Stock by such broker or other nominee pursuant to such plan shall constitute a “Transfer” at the time of such Transfer); or (D) entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or other merger or consolidation, or taking any actions contemplated thereby (provided that such Liquidation Event or other merger or consolidation and such agreement or understanding was approved by a majority of the Independent Directors then in office in advance of the entry into such agreement or understanding). With respect to Opco Common Units, “Transfer” shall have the meaning set forth in the LLC Agreement. The term “Transferred” when used as a verb shall have its correlative meaning.

(v) “Voting Control” means with respect to a share of Paired Common Stock the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Paired Common Stock by proxy, voting agreement or otherwise.

(b) Transfer of Paired Common Stock. No holder of Paired Common Stock may Transfer shares of Paired Common Stock to any person unless such holder also simultaneously Transfers an equal number of such holder’s Opco Common Units to the same person in accordance with the terms of the LLC Agreement. Upon a Transfer of Opco Common Units in accordance with the LLC Agreement, an equal number of shares of Paired Common Stock held by the holder of such Opco Common Units will automatically and simultaneously be Transferred to the same transferee of such Opco Common Units. Any attempted or purported Transfer of shares of Paired Common Stock in violation of the foregoing restrictions shall be null and void.

(c) Redemption of Paired Common Stock. A holder of Opco Common Units may cause to be redeemed all or any portion of its Opco Common Units, together with the cancellation of an equal number of shares of Paired Common Stock, on the terms and subject to the conditions set forth in the LLC Agreement. To the extent that any holder of Paired Common Stock exercises its right pursuant to the LLC Agreement to have some or all of such holder’s Opco Common Units redeemed in accordance with the LLC Agreement, then simultaneously with the payment of the consideration due under the LLC Agreement to such holder of Paired Common Stock for such holder’s Opco Common Units, such holder shall be deemed to have Transferred and surrendered to the Corporation for no consideration such number of shares of Paired Common Stock registered in the name of the redeeming or exchanging holder of Paired Common Stock equal to the number of Opco Common Units held by such holder of Paired Common Stock that are redeemed or exchanged in such redemption or exchange transaction, and such Paired Common Stock so Transferred and surrendered to the Corporation shall thereupon be automatically canceled and shall not be reissued, and the Corporation shall take all necessary action to retire such shares promptly thereafter.

(d) Cancellation of Paired Common Stock. A holder of Paired Common Stock may surrender shares of Paired Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Paired Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation. In the event that any outstanding share of Paired Common Stock shall cease to be held directly or indirectly by a holder of an Opco Common Unit, as set forth in the books and records of Symbotic Holdings LLC, such shares shall automatically and without further action on the part of the Corporation or any holder of Paired Common Stock be transferred to the Corporation and cancelled for no consideration. In the event that the number of shares of Paired Common Stock held by a holder ceases to equal the number of Opco Common Units held by such holder, as set forth in the books and records of Symbotic Holdings LLC, any shares of Paired Common Stock held in excess of the number of Opco Common Units held by such holder shall automatically and without further action on the part of the Corporation or such holder be transferred to the Corporation and cancelled for no consideration.

(e) At any time when there are no longer any shares of Class V-1 Common Stock or Class V-3 Common Stock outstanding, the Corporation shall, without the need of stockholder approval, take all necessary action to retire all such shares and make appropriate filings under Section 243 of the DGCL so as to eliminate from this Certificate of Incorporation all references to the Class V-1 Common Stock and Class V-3 Common Stock, including to delete this Section 4.04 in its entirety.

ARTICLE V.

CONVERSION

Section 5.01 Voluntary Conversion. Each share of Class V-3 Common Stock shall be convertible into one share of Class V-1 Common Stock at the option of the holder thereof at any time and from time to time, and without payment of additional consideration to the holder thereof, upon written notice to the transfer agent of the Corporation.

Section 5.02 Automatic Conversion. Each share of Class V-3 Common Stock shall automatically, without any further action by the Corporation or the holder thereof, convert into one share of Class V-1 Common Stock upon the earliest to occur of:

(a) 5:00 p.m. New York time on the third business day following the approval of such conversion by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class V-3 Common Stock entitled to vote thereon, voting separately as a class;

(b) 5:00 p.m. New York time on the first business day following such time as the outstanding shares of Class V-3 Common Stock constitutes less than five percent of the aggregate number of shares of Common Stock then outstanding; and

(c) 5:00 p.m. New York time on the first business day following seven years after the date on which this Certificate of Incorporation became effective.

Section 5.03 Transfer Automatic Conversion. Upon the occurrence of a Transfer, other than to a Permitted Transfer (as such term is defined in the LLC Agreement), of a share of Class V-3 Common Stock, such transferred share of Class V-3 Common Stock shall be automatically, without further action by the holder thereof, converted into one fully paid and nonassessable share of Class V-1 Common Stock.

Section 5.04 Policies and Procedures. The Board of Directors may, from time to time, establish such policies and procedures, not in violation of law or this Certificate of Incorporation or the Bylaws of the Corporation (as may be amended, restated, amended and restated or otherwise modified from time to time in accordance with their terms, the “Bylaws”), relating to the conversion of shares of Class V-3 Common Stock into shares of Class V-1 Common Stock as it may deem necessary or advisable. The Corporation may, from time to time, require that a holder of shares of Class V-3 Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of shares of Class V-3 Common Stock and to confirm that a conversion to shares of Class V-3 Common Stock has not occurred.

Section 5.05 Effect of Conversion. Any shares of Class V-3 Common Stock converted pursuant to this Certificate of Incorporation shall be retired and cancelled and may not be reissued as shares of such class, and the Corporation may thereafter take such action (without the need for stockholder action) as may be necessary or advisable to reduce the authorized number of shares of Class V-3 Common Stock accordingly.

Section 5.06 No Further Issuances. Except for a Stock Adjustment payable in accordance with Section 4.03(a)(iii), the Corporation shall not issue any additional shares of Class V-3 Common Stock at any time after this Certificate of Incorporation becomes effective pursuant to the DGCL.

ARTICLE VI.

SOLE INCORPORATOR

Section 6.01 The name and mailing address of the incorporator are Ioannis Pipilis and c/o SVF Investment Corp. 3, 1 Circle Star Way, San Carlos, California 94070.

ARTICLE VII.

INCORPORATOR AND INITIAL DIRECTORS

Section 7.01 The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware. The name and mailing address of each person who is to serve as an initial director of the Corporation until the first annual meeting of stockholders or until his or her successor is duly elected and qualified, are set forth below:

Name	Mailing Address

Ioannis Pipilis	c/o SVF Investment Corp. 3, 1 Circle Star Way, San Carlos, California 94070

Navneet Govil, MBA	c/o SVF Investment Corp. 3, 1 Circle Star Way, San Carlos, California 94070

Cristiana Falcone Sorrell	c/o SVF Investment Corp. 3, 1 Circle Star Way, San Carlos, California 94070

Michael Tobin	c/o SVF Investment Corp. 3, 1 Circle Star Way, San Carlos, California 94070

Michael Carpenter	c/o SVF Investment Corp. 3, 1 Circle Star Way, San Carlos, California 94070

ARTICLE VIII.

BOARD OF DIRECTORS

Section 8.01 For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

(a) Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

(b) Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

(c) Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification or removal.

(d) Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VIII, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 8.01(a), and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in any Certificate of Designation in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation, the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

(e) In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, amend, restate, amend and restate, otherwise modify or repeal the Bylaws. In addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws, the adoption, amendment or repeal of the Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

(f) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE IX.

STOCKHOLDERS

Section 9.01 Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding anything to the contrary in the foregoing sentence of this Section 9.01, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

Section 9.02 Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, and shall not be called by any other person or persons.

Section 9.03 Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE X.

LIABILITY

Section 10.01 No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, restatement, amendment and restatement, other modification or repeal of this Article X, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article X to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE XI.

INDEMNIFICATION

Section 11.01 To the fullest extent permitted by the DGCL or any other law, as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (ERISA) excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article XI or otherwise. The rights to indemnification and advancement of expenses conferred by this Article XI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article XI, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 11.02 The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article XI shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors or otherwise.

Section 11.03 Any repeal or amendment of this Article XI by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article XI, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 11.04 This Article XI shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE XII.

BUSINESS COMBINATIONS

Section 12.01 The Corporation will not be governed by or subject to Section 203 of the DGCL. From and after the first such time after the Effective Time (as defined in the Business Combination Agreement) that the Majority Ownership Requirement is no longer met (the “Restriction Effective Time”), the Corporation shall not engage in any “business combination” with an “interested stockholder” (each as defined in Section 203 of the DGCL) if and to the same extent that the Corporation would be prohibited from engaging in such a business combination were the Corporation governed by and subject to Section 203 of the DGCL; provided that the restrictions on business combinations provided by this sentence shall not apply to any interested stockholder that became such prior to the Restriction Effective Time. For purposes of this Article XII: (a) “Majority Ownership Requirement” means the beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) by the Original Opco Members, collectively, of such shares of Common Stock representing at least a majority of the issued and outstanding shares of Common Stock; and (b) “Original Opco Members” means each of the members of Symbotic Holdings LLC, except the Corporation, as of the date on which this Certificate of Incorporation became effective, and each of their respective Permitted Transferees (as such term is defined in the LLC Agreement).

ARTICLE XIII.

FORUM SELECTION

Section 13.01 Subject to Section 13.02, unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, including, but not limited to: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; or (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, shall be a state court located within the State of Delaware (or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

Section 13.02 Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933 and the rules and regulations promulgated thereunder, in each case as amended (the “Securities Act”) shall be the federal district court for the District of Delaware (of if such court does not have jurisdiction over such action, any other federal district court) of the United States; provided, however, that if the foregoing provisions of this Section 13.02 are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act shall be the Court of Chancery of the State of Delaware.

Section 13.03 Notwithstanding anything to the contrary in this Certificate of Incorporation, the foregoing provisions of this Article XIII shall not apply to any action seeking to enforce any liability, obligation or duty created by the Exchange Act.

ARTICLE XIV.

CORPORATE OPPORTUNITY

Section 14.01 Subject to Section 14.02, the Corporation renounces and waives, on behalf of itself and its subsidiaries, to the fullest extent permitted by law, any interest or expectancy in, or being offered an opportunity to participate in, any Excluded Opportunity by any Original Opco Members, directors or any of their respective affiliates (each, a “Specified Party”) and no Specified Party will have any duty to (a) refrain from engaging in an Excluded Opportunity, (b) present such Excluded Opportunity to the Corporation before otherwise engaging in it or offering it to another entity, unless such Excluded Opportunity was offered to a Specified Party that is a director in their capacity as a director or (c) refrain from otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries. For purposes of this Section 14.01, “Original Opco Members” means each of the members of Symbotic Holdings LLC, except the Corporation, as of the date on which this Certificate of Incorporation became effective, and each of their respective

Permitted Transferees (as such term is defined in the LLC Agreement), and “Excluded Opportunity” means a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage and which is presented to, or acquired, created or developed by, or which otherwise comes into the possession of such Specified Party.

Section 14.02 Overlap Persons.

(a) It is recognized that (i) certain directors and officers of the Corporation and its subsidiaries (the “Overlap Persons”) have served and may serve as directors, officers, employees and agents of C&S Wholesale Grocers, Inc. and its respective subsidiaries and successors (each of the foregoing is an “Other Entity”), (ii) the Corporation and its subsidiaries, directly or indirectly, may engage in the same, similar or related lines of business as those engaged in by any Other Entity and other business activities that overlap with or compete with those in which such Other Entity may engage, (iii) the Corporation or its subsidiaries may have an interest in the same areas of business opportunity as an Other Entity, (iv) the Corporation will derive substantial benefits from the service as directors or officers of the Corporation and its subsidiaries of Overlap Persons and (v) it is in the best interests of the Corporation that the rights of the Corporation, and the duties of any Overlap Persons, be determined and delineated as provided in this Section 14.02 in respect of any Potential Business Opportunities and in respect of the agreements and transactions referred to herein. The provisions of this Section 14.02 will, to the fullest extent permitted by law, regulate and define conduct with respect to any Other Entity of the business and affairs of the Corporation and its officers and directors who are Overlap Persons in connection with any Potential Business Opportunities and any agreements and transactions referred to herein (it being understood that Section 14.01 shall regulate and define any conduct with respect to any entity that is not an Other Entity). Any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Section 14.02. References in this Section 14.02 to “directors,” “officers,” “employees” and “agents” of any person will be deemed to include those persons who hold similar positions or exercise similar powers and authority with respect to any other entity that is a limited liability company, partnership, joint venture or other non-corporate entity.

(b) The Corporation hereby renounces and waives, on behalf of itself and its subsidiaries, to the fullest extent permitted by law, any interest or expectancy in, or being offered an opportunity to participate in, any Potential Business Opportunity that is not a Restricted Potential Business Opportunity. If a director or officer of the Corporation who is an Overlap Person is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its subsidiaries, in which the Corporation or any of its subsidiaries could, but for the provisions of this Section 14.02, have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”); (i) such Overlap Person will, to the fullest extent permitted by law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such Overlap Person refers such Potential Business Opportunity to an Other Entity, such Overlap Person shall have no duty or obligation to refer such Potential Business Opportunity to the Corporation or to any of its subsidiaries or to give any notice to the Corporation or to any of its subsidiaries regarding such Potential Business Opportunity (or any matter related thereto); (ii) if such Overlap Person refers a

Potential Business Opportunity to an Other Entity, such Overlap Person, to the fullest extent permitted by law, will not be liable to the Corporation as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to the Corporation regarding such Potential Business Opportunity or any matter relating thereto; (iii) any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such Other Entity by an Overlap Person; and (iv) if a director or officer who is an Overlap Person refers a Potential Business Opportunity to an Other Entity, then, as between the Corporation and/or its subsidiaries, on the one hand, and such Other Entity, on the other hand, the Corporation and its subsidiaries shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Overlap Person having been presented or offered, or otherwise acquiring knowledge of, such Potential Business Opportunity, unless in each case referred to in clause (i), (ii), (iii) or (iv), such Potential Business Opportunity satisfies all of the following conditions (any Potential Business Opportunity that satisfies all of such conditions, a “Restricted Potential Business Opportunity”): (A) such Potential Business Opportunity was expressly presented or offered to the Overlap Person solely in his or her capacity as a director or officer of the Corporation; (B) the Overlap Person believed that the Corporation possessed, or would reasonably be expected to be able to possess, the resources necessary to exploit such Potential Business Opportunity; and (C) the Corporation or any of its subsidiaries is directly engaged in such business at the time the Potential Business Opportunity is presented or offered to the Overlap Person. In the event the Corporation’s Board of Directors declines to pursue a Restricted Potential Business Opportunity, Overlap Persons shall be free to refer such Restricted Potential Business Opportunity to an Other Entity.

(c) The Corporation may from time to time enter into and perform, and cause or permit any of its subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with an Other Entity. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Corporation, any subsidiary of the Corporation or an Other Entity, shall be considered contrary to any fiduciary duty owed to the Corporation (or to any subsidiary of the Corporation, or to any stockholder of the Corporation or any of its subsidiaries) by any director or officer of the Corporation (or by any director or officer of any subsidiary of the Corporation) who is an Overlap Person. To the fullest extent permitted by law, no director or officer of the Corporation or any subsidiary of the Corporation who is an Overlap Person thereof shall have or be under any fiduciary duty to the Corporation (or to any subsidiary of the Corporation, or to any stockholder of the Corporation or any of its subsidiaries) to refrain from acting on behalf of the Corporation, any subsidiary of the Corporation or an Other Entity in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms and each such director or officer of the Corporation or any subsidiary of the Corporation who is an Overlap Person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and its subsidiaries, and shall be deemed not to have breached his or her duties of loyalty to the Corporation or any of its subsidiaries or any of their respective stockholders, and not to have derived an improper personal benefit therefrom.

(d) In the event of any conflict between Section 14.01 and this Section 14.02, this Section 14.02 shall govern any conduct with respect to any Other Entity of the business and affairs of the Corporation and its officers and directors who are Overlap Persons in connection with any Potential Business Opportunities and any agreements and transaction referred to herein.

(e) No alteration, amendment or repeal of, or adoption of any provision inconsistent with, any provision of this Section 14.02 will have any effect upon (a) any agreement between the Corporation or a subsidiary thereof and any Other Entity, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time, (b) any transaction entered into between the Corporation or a subsidiary thereof and any Other Entity, before the Amendment Time, (c) the allocation of any business opportunity between the Corporation or any subsidiary thereof and any Other Entity before the Amendment Time, or (d) any duty or obligation owed by any director or officer of the Corporation or any subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any Proceeding relating to any of the above is commenced before or after the Amendment Time).

ARTICLE XV.

AMENDMENTS

Section 15.01 Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: (a) Section 4.03(b) through Section 4.04; and (b) Article V through Article XV.

Section 15.02 If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (b) to the fullest extent permitted by law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XVI.

NOTICE

Section 15.01 To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Certificate of Incorporation, including Article XIII hereof.

[Signature on Following Page]

THIS CERTIFICATE OF INCORPORATION is executed as of this 7th day of June, 2022.

/s/ Ioannis Pipilis
Incorporator
Name: Ioannis Pipilis

[Signature page to Certificate of Incorporation]